Exhibit 99.1

Unaudited Pro-Forma Financial Information

The accompanying unaudited pro forma financial information for the consolidated financial statements for the period ended December 31, 2012 presents the historical financial information of the accounting acquirer.  The pro forma financial information is presented for information purposes only.  Such information is based upon the standalone historical results of each company and does not reflect the actual results that would have been reported had the acquisition been completed when assumed, nor is it indicative of future results of operations for the combined enterprise.

The following represents condensed pro forma revenue and earnings information for the period ended December 31, 2012 as if the acquisition of Mopals Inc. and the disposition of the operations of Mopals.com had occurred on the first day of the reporting period.

Unaudited, Pro forma
Period Ended December 31, 2012
Revenues	-
Net Income (Loss) applicable to common shareholders	$(341,554)
Earnings per share	$(0.01)
Weighted Average Shares Outstanding	$51,294,993

The unaudited, pro forma information depicted above reflects the impacts of expenses incurred in connection with the recapitalization.  There is an expected tax effect due to the net loss and accumulated retained deficit of Mopals.com, Inc.

PRO FORMA BALANCE SHEET

	MoPals.com, Inc. (formerly MortgageBrokers.com Holdings, Inc.)	Acquisition of Mopals Inc.	Disposition of operations of Mopals.com and Pro Forma Adjustments		Pro Forma Consolidated at Closing
	(Audited)	(unaudited)	(unaudited)		(unaudited)

ASSETS
Cash	$6,078	$175,799	$-		$181,877
Other Assets	28,509	32,317	-		60,826
Equipment	-	55,322	-		55,322
Assets held-for-sale	295,190	-	(295,190)	A	-
Total Assets	329,777	263,438	(295,190)		298,025

LIABILITIES
Accounts Payable & Accrued Liabilities	56,646	20,348	-		76,994
Other Liabilities	14,924	364,315	-		379,239
Liabilities Held-for-sale	3,675,923	-	(3,675,923)	A	-
Total Liabilities	3,747,493	384,663	(3,675,923)		456,233

SHAREHOLDERS’ DEFICIT
Capital Stock	129	41,000	-		41,129
Other Items	6,256,936	1,012	(6,114,719)	B	143,229
Accumulated Deficit	(9,674,781)	(163,237)	9,495,452	C	(342,566)
Total Shareholders’ Deficit	(3,417,716)	(121,225)	3,380,733		(158,208)

Total Liabilities & Shareholders’ Deficit	$329,777	$263,438	$(295,190)		$298,025

Notes to Pro forma Adjustments

A – Adjustment to give effect to the disposition of assets and liabilities of Mopals.com, Inc. prior to the acquisition.

B – Adjustment to Shareholder Deficit for share issuance and other items.

C – Adjustment to Accumulated Deficit to record continuing losses from Mopals.com.

Reconciliation of Common Stock Outstanding

Shares Outstanding December 31, 2012 – Pre-merger	1,294,993
Shares issued to Mopals Inc. in exchange for Mopals.com, Inc. shares	50,000,000
Shares Outstanding December 31, 2012 – Post-merger	51,294,993
Less: Shares not yet delivered	(9,000,000)
Adjusted Shares Outstanding December 31, 2012 – Post-merger	42,294,993

The company agreed to issue 9 million shares of Mopals.com, Inc. to private investors for subscriptions receivable of $2,250,000.  These funds have yet to be received, and no shares have been delivered.

PRO FORMA INCOME STATEMENT

	Mopals.com, Inc. (Formerly Mortgagebrokers.com Holdings, Inc.)	Acquisition of Mopals Inc.	Disposition of operations of Mopals.com and Pro Forma Adjustments		Pro Forma Consolidated as of December 31, 2012
	(audited)	(unaudited)	(unaudited)		(unaudited)

Revenue	$-	$-	$-		$-

Expenses	179,329	163,237	-		342,566
Loss from Discontinued Operations	(508,477)	-	508,477	D	-
Net Loss	(687,806)	(163,237)	508,477		(342,566)

Foreign Currency Translation Adjustment	(1,407)	1,012	1,407	D	1,012

Unrealized loss on available for sale securities	(40,204)	-	40,204	D	-

Total Comprehensive Loss	$(729,417)	$(162,225)	$550,088		$(341,554)

Loss per Common Share	$(0.53)	$(0.00)	-		$(0.01)

Weighted average shares outstanding	1,294,993	41,000,000	-		42,294,993

D – Adjustment to give effect for the disposition of the operations of Mopals.com, Inc.

NOTES TO PRO FORMA CONSOLIODATED FINANCIAL STATEMENTS (UNAUDITED)

On March 26, 2013, (the “Closing Date”), MortgageBrokers.com Holdings, Inc. (the “Company”, “we”, “our”) entered into a share exchange agreement (the “Exchange Agreement”) by and among (i) the Company; (ii) MoPals, Inc., a Nevada corporation (“MoPals (Nevada)”); (iii) Alex Haditaghi (“Company Principal Shareholder”); and (iv) the shareholders of MoPals (Nevada) (“MoPals Nevada Shareholders”).  Pursuant to the terms of the Exchange Agreement, the Company acquired 100% of the issued and outstanding equity securities of MoPals (Nevada) in exchange for the issuance of 50,000,000 shares of the Company’s common stock, par value $0.001 per share (each a “Share” and collectively, the “Common Stock”)(the “Share Exchange”).

Immediately prior to and concurrent with execution of the Share Exchange, the Company entered into a certain Agreement of Sale dated March 26, 2013 (the “Agreement of Sale”) pursuant to which the Company transferred to MortgageBrokers.com Canada Inc., a Canada Corporation, all of the Company’s equity interest in the Company’s mortgage brokerage business and MortgageBrokers.com Canada Inc. agreed to assume any and all liabilities associated with the Company’s mortgage brokers business, including, but not limited to the commitments, liabilities and contingent liabilities, effective immediately prior to closing of the Share Exchange.  Pursuant to the Agreement of Sale, the Company’s Principal Shareholder forfeited all rights to any monies owed to the Company Principal Shareholder by the Company associated with a shareholder loan of approximately $25,000 (the “Spin Out and Cancellation.”)

The unaudited pro forma consolidated balance sheet of the Registrant as of December 31, 2012 is presented as if the acquisition occurred as of the date of the Balance Sheet.  The unaudited pro forma consolidated statement of operations of the Registrant for the period ended December 31, 2012 give effect to the acquisition and certain adjustments that are directly attributable to the acquisition as if the transactions occurred as of the earliest date of the period presented.

In the opinion of the Registrant and the management of Mopals.com, Inc., all adjustments and/or disclosures necessary for a fair presentation of the pro forma data have been made.  These pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the acquisition actually been consummated as of the date indicated or of the results that may be obtained in the future.

These pro forma consolidated financial statements and notes thereto should be read in conjunction with the Registrant’s audited financial statements and the notes thereto as of and for the period ended December 31, 2012.

(A)	BASIS OF PREPARATION

The unaudited pro forma consolidated financial statements have been prepared to reflect stock recapitalization of the Registrant and Mopals.com, Inc.  These unaudited pro forma consolidated financial statements are based on the historical financial statements of the Registrant and Mopals.com, Inc.  The historical financial statements of the Registrant and Mopals.com, Inc. have been prepared in conformity with the accounting principles generally accepted in the United States of America (U.S. GAAP).

As of the date of the agreement, the company had 10 full-time equivalent staff – 1 employee and 9 contractors.  The current Chief Executive Officer, Alex Haditaghi, is the primary shareholder of Mopals.com, Inc. and has been leading Mopals.com, Inc. since inception on August 7, 2012.